CONFIDENTIAL SEPARATION AGREEMENT,
RELEASE AND COVENANT NOT TO SUE
THIS CONFIDENTIAL SEPARATION AGREEMENT, RELEASE AND COVENANT NOT TO SUE (hereinafter, the “Agreement”) is made and entered by and between INTERNATIONAL MONEY EXPRESS, INC., a Delaware corporation, on behalf of itself, its subsidiaries and affiliates (collectively, “IMXI” or the “Company”), on the one hand, and ERNESTO LUCIANO, on behalf of himself and his heirs, executors, administrators, representatives, agents, successors and assigns (collectively, “Luciano”), on the other.    Each of Luciano and IMXI are sometimes referred to herein as a “Party” or collectively as the “Parties.”

RECITALS:
WHEREAS, Luciano and IMXI are parties to an Amended and Restated Employment Agreement dated October 28, 2022 (referred to herein as the “Employment Agreement”) which provided that Luciano was employed by IMXI as an “at will” employee in the title of General Counsel and Chief Legal Officer;

WHEREAS, Luciano was notified on February 9, 2024 (the “Notification Date”) that Luciano’s employment was being terminated by IMXI other than for “Cause” (as defined in Section 4.03 of the Employment Agreement) and without Good Reason (as defined in Section 4.03 of the Employment Agreement) with such termination effective on March 8, 2024 (referred to herein as the “Separation Date”);

WHEREAS, Luciano and IMXI entered into those certain International Money Express, Inc. 2020 Omnibus Equity Compensation Plan (the “Plan”) RSU Agreements dated March 4, 2021 (“2021 RSU Agreement”), February 28, 2022 (“2022 RSU Agreement”) and March 3, 2023 (“2023 RSU Agreement”) (collectively referred to herein as the “RSU Agreements”), pursuant to which Luciano received a total of 8,000, 9,340, and 6,323 restricted stock units in IMXI, respectively (collectively referred to herein as the “RSUs”). As of the Separation Date, a total of 12,251 restricted stock units are vested (referred to herein as the “Vested RSUs”), and a total of 11,412 restricted stock units remain unvested (referred to herein as the “Unvested RSUs”) as of the Separation Date);

WHEREAS, Luciano and IMXI entered into those certain Plan PSU Agreements dated March 23, 2022 (“2022 PSU Agreement”) and March 3, 2023 (“2023 PSU Agreement”) (collectively referred to herein as the “PSU Agreements”), and pursuant to which Luciano received 6,993 and 6,323 performance share units in IMXI respectively (collectively referred to herein as the “PSUs”). As of the Separation Date, the prorated total of 6,349 of the PSUs granted in 2022 are vested and payable in January, 2025 (based on attainment of 125.7% of target for the 2022-2023 performance period), and 2,459 of the PSUs granted in 2023 will remain eligible to vest, subject to determination of attainment of performance targets by the Company’s Compensation Committee (referred to herein as the “Vesting Eligible PSUs”), and except as expressly stated herein, all other PSUs are forfeited as of the Separation Date and ineligible to vest;

WHEREAS, beginning on February 9, 2024 through the Separation Date (such time period is referred to herein as the “Notice Period”), Luciano shall no longer hold the title of General Counsel and Secretary of the Company, but Luciano will remain an employee and the Company will continue to pay Luciano his current base salary, and benefits, in accordance with the Company’s normal payroll practices; provided however, that Luciano acknowledges and agrees that he will not be entitled to any bonuses or any equity grants, whether or not under the Plan, during the Notice Period. Luciano agrees that during the Notice Period, he will make himself available during business hours to answer any questions, assist with transition efforts as reasonably requested, assist the Company in connection with select legal matters currently being handled by him, and cooperate with the Company;

WHEREAS, during the Notice Period, Luciano will not be required or, except as requested by the Company, permitted to enter the Company’s offices and will not be eligible to use any vacation days;

WHEREAS, Luciano is entitled to the Accrued Rights as defined in Article IV, Section 1.02 of the Employment Agreement and the Vesting Eligible PSUs that ultimately vest shall be settled in accordance with the terms of the applicable PSU Agreements even if he does not sign this Agreement; and

WHEREAS, Luciano and IMXI have agreed to the following terms in connection with his separation from IMXI;

NOW THEREFORE, in consideration of the promises, representations and conditions set forth in this Agreement, the sufficiency of which is hereby acknowledged, the Luciano and IMXI agree as follows:

1.    Incorporation of Recitals:
The foregoing recitals are true, accurate, material covenants and are hereby incorporated in this Agreement as if fully rewritten in their entirety.
2.    Separation Payment:
In return for Luciano’s promises, obligations, acknowledgements, agreements, warranties and representations as set forth in this Agreement, including his continued service during the Notice Period as set forth in the fifth Whereas clause in the recitals above, the Company shall pay Luciano the following: (i) the sum of $223,050.00, representing the continuation of Luciano’s Base Salary (as defined in the Employment Agreement) from the Separation Date through the period ending nine (9) months from the Separation Date, less all applicable withholdings, deductions and taxes as required by law, payable in installments in accordance with the Company’s normal payroll practices, less all applicable withholdings, deductions and

#240532573_v8

taxes as required by law, at the same times in the same manner in which such Base Salary would have been payable to Luciano had a termination of employment not occurred; and (ii) the sum of $16,296.00, representing one hundred percent (100%) of Luciano’s Annual Bonus (based on the 2023 target annual bonus) that would have accrued for the period between January 1, 2024 through March 8, 2024, less all applicable withholdings, deductions and taxes as required by law payable in one lump sum after April 26, 2024 (the foregoing payments delineated in above clauses (i) and (ii) shall collectively be referred to herein as the “Separation Amount”). The Separation Amount will be reported on an IRS Form W-2. Luciano acknowledges, understands and agrees that, the Separation Amount equals or exceeds the amounts to which Luciano is entitled, including pursuant to the terms of the Employment Agreement.
For the avoidance of doubt, so long as Luciano continues employment during the Notice Period and does not otherwise resign and is not terminated for Cause, Luciano will receive (x) the remaining balance owed to Luciano for any unpaid Annual Bonus payments accrued for period between January 1, 2023 through December 31, 2023, as determined by the Compensation Committee in the ordinary course, less all applicable withholdings, deductions and taxes as required by law; and (y) issuance of shares of Company Common Stock in respect of the 5,916 RSUs that would vest in the ordinary course during the Notice Period.
Provided Luciano does not revoke the Agreement within the Revocation Period (as defined in Paragraph 18 below), the Company shall pay the first installment of the Separation Amount within 21 calendar days following the Effective Date (as defined in Paragraph 18 below). Luciano understands, acknowledges and agrees that the Separation Amount will be paid by the Company provided: (a) Luciano is not in breach of any term, condition, warranty, representation, covenant or provision of this Agreement, (b) Luciano does not revoke the Agreement within the Revocation Period described in Paragraph 18 below; and (c) Luciano first returns a signed (by him in wet ink) and dated (by him in wet ink) copy of this Agreement to the Company. The Company and Luciano agree that the Separation Amount is not an entitlement and shall serve as good and sufficient consideration for the release set forth in Paragraph 4 of this Agreement, his obligations set forth in Paragraphs 11 and 12 (including any subparts) of this Agreement and the other obligations and covenants Luciano has agreed to in this Agreement.
In the event Luciano breaches any term, condition, warranty, representation, covenant or provision under this Agreement, Luciano understands and agrees that his right and entitlement to the Separation Amount, including, but not limited to, any installments thereof, as well as any other benefits under this Agreement, including, but not limited to those benefits described in Paragraph 3 below, shall be automatically forfeited, null and void without any further obligations being owed to Luciano by the Company.
3.    Additional Benefits:
In consideration of Luciano’s promises, obligations, acknowledgements, agreements, warranties and representations as set forth in this Agreement, and in addition to the Separation Amount, the Company shall provide the following additional benefits (the “Additional Benefits”) to Luciano:

#240532573_v8

(a)    a neutral letter of reference providing only the position he most recently held at the Company and the dates of his employment within twenty-one (21) calendar days following the Effective Date, provided Luciano (x) first returns a signed (by him in wet ink) and dated (by him in wet ink) copy of this Agreement to the Company, (y) does not revoke the Agreement within the Revocation Period described in Paragraph 18, and (z) is not in breach of any term, condition, warranty, representation, covenant or provision of this Agreement.
Luciano and the Company acknowledge and agree that the Additional Benefits are not entitlements and shall serve as consideration for the release set forth in Paragraph 4 of this Agreement and the other obligations Luciano has agreed to in this Agreement. Payment of the Separation Amount and provision of the Additional Benefits shall constitute full satisfaction of any obligation owed to Luciano by the Company, including, without limitation, any obligation arising out of or in any way related to Luciano’s employment, Luciano’s compensation, Luciano’s benefits, the termination of Luciano’s employment, Luciano’s relationship with IMXI, the Employment Agreement, the RSU Agreements, the PSU Agreements and/or Luciano’s relationship with the Company (employment or otherwise).
4.    General Release of Claims and Covenant Not to Sue:
(a)    Luciano and anyone acting on his behalf, hereby releases, acquits and forever discharges IMXI and its related entities, affiliates, divisions, subsidiaries, benefit plans, parent entities, member entities, predecessors, successors, assigns, as well as their current and former employees, members, benefit plan administrators, officers, directors, agents, representatives, owners, consultants, attorneys, insurers, reinsurers and shareholders (collectively, the “Releasees”) of and from any and all claims, liability, lawsuits, demands, actions (administrative, contracted or otherwise), grievances, loss, damage and causes of action of any kind or nature whatsoever, known or unknown, anticipated or unanticipated, past or present, which may exist as of the date Luciano executes this Agreement.
(b)    Without limiting the foregoing. Luciano and anyone acting on his behalf, hereby releases, acquits and forever discharges the Releasees of and from any and all claims, liability, lawsuits, demands, actions (administrative, contracted or otherwise), grievances, loss, damage and/or causes of action of any kind or nature whatsoever, known or unknown, anticipated or unanticipated, past or present, including, but not limited to, any and all claims arising out of, arising under or in any way related to:
(i)    the Age Discrimination in Employment Act (ADEA), any discrimination, retaliation or whistleblowing laws, the Equal Pay Act of 1963, the Civil Rights Act of 1866 (and as amended), the Pregnancy Discrimination Act, the Genetic Information Nondiscrimination Act (GINA), the Rehabilitation Act of 1973, the Family Medical Leave Act (FMLA), the Sarbanes Oxley Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Americans with Disabilities Act of 1990 (ADA), 26 USC Section 409A, the Americans with Disabilities Amendments Act, the Rehabilitation Act of 1973, the Civil Rights Act of 1964, the Older Workers Benefit Protection Act (OWBPA), the Florida Civil Rights Act of 1992, the Florida and Federal whistleblower statutes, the Florida Wage Discrimination Law, the Florida Equal Pay Act, the Florida

#240532573_v8

AIDS Act, the Florida Discrimination on the Basis of Sickle Cell Trait Law, the Florida OSHA Law, the Florida Wage Payment Laws, any tax laws or regulations (federal, state, local or otherwise), and/or any and all other federal, state (Florida, Delaware or otherwise) or local laws, statutes, rules, regulations, constitutions, orders and/or common law principles, as well as any amendments to any of the foregoing; and
(ii)    his employment, separation from employment, compensation, benefits, relationship with IMXI, ownership and/or entitlement to RSUs and PSUs, the Employment Agreement, the RSU Agreements, the PSU Agreements, any breach of contract, any torts, promissory estoppel, good faith and fair dealing, negligence, tax penalties, interest, tax liabilities, stocks, equity, and/or any personal, physical and/or emotional injury.
Luciano acknowledges and agrees that this release and waiver of claims is a general release and includes, but is not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, interest, penalties, attorney’s fees, costs and expenses.
(c)    Luciano acknowledges and agrees that he has been fully, timely and properly paid for all hours worked (including any overtime). Luciano acknowledges and agrees that he has been fully, properly and timely paid and provided all commissions, payments, bonuses, incentive compensation, equity, stock, RSUs, PSUs, options, and/or other compensation (monetary or otherwise) of any kind that are owed to him. Luciano acknowledges and agrees that he has not suffered any on-the-job injury while employed by the Company for which he has not already filed a claim. Luciano acknowledges and agrees that he has provided the Company with notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of any of the Releasees and that he has not received any unfair treatment as a result of that notice. Luciano acknowledges and agrees that he has been properly provided any leave of absence because of his or a family member’s pregnancy or health condition, and that he has not been subjected to any improper treatment, conduct or actions due to or related to his request for, or his taking of, any leave of absence because of his or a family member’s pregnancy or health condition. Luciano acknowledges and agrees that he has been fully paid and reimbursed for any expenses. Luciano acknowledges and agrees that he has no pending claim or complaint of unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; or retaliation against the Company or any of the other Releasees.
(d)    With the exception of those matters referred to in Paragraph 5 below, Luciano promises never to file a claim, lawsuit, demand, action, class action, grievance, representative action, or otherwise assert any claims that are released in this Paragraph 4 (and its subparts) of this Agreement. If Luciano has any pending claims, charges, or complaints with any federal, state, or local agency against or regarding any of the Releasees, he will request that said agency close its file and not pursue the claim, charge, or complaint any further. In addition, Luciano shall not sue or initiate against any of the Releasees, any compliance review, action, grievance, arbitration or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the claims released in this Agreement. This promise not to sue does

#240532573_v8

not apply to claims under the OWBPA or the ADEA. Although Luciano acknowledges and agrees that he is releasing all claims that he may have under the OWBPA and ADEA, Luciano understands that he may challenge the knowing and voluntary nature of this release before a court, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), or any other federal, state or local agency charged with the enforcement of any employment laws. Luciano understands, however, that if he pursues a claim against any of the Releasees under the OWBPA and/or the ADEA to challenge the validity of this release and prevails on the merits of an ADEA claim, a court has the discretion to determine whether the Releasees are entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by Luciano in the court proceeding. A reduction never can exceed the amount Luciano recovers, or the consideration Luciano received for signing this release, whichever is less. Luciano also recognizes that the Releasees may be entitled to recover costs and attorneys’ fees incurred by them as specifically authorized under applicable law.
(e)    Luciano represents and warrants that he has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Releasees and that, to the best of his knowledge, he possesses no such claims.
(f)    Luciano acknowledges and agrees that, by virtue of the Company’s covenants, representations and warranties as set forth in this Agreement, he has received fair economic value for any and all potential claims or causes of action he may have against the Releasees, and that he is not entitled to any other damages or relief.
5.    Exclusions from Release and Non-Interference:
Luciano acknowledges and agrees that excluded from the release in this Agreement are claims that, by law, cannot be released by a written agreement, such as: (a) unemployment compensation claims; (b) workers’ compensation claims; (c) claims arising after the date he executes this Agreement; and (d) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date Luciano signs this Agreement. Luciano acknowledges and agrees that nothing in this Agreement (including, but not limited to, the release of claims (Paragraph 4), the promise not to sue (Paragraph 4(c)), confidentiality (Paragraph 8), non-disparagement (Paragraph 9), confidentiality and non-disclosure (Paragraph 11), the return of property (Paragraph 15(b)) and cooperation (Paragraph 15(c)): (a) prevents Luciano from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the EEOC, the NLRB, the Securities and Exchange Commission (“SEC”) (including communicating directly with the staff of the SEC about a possible securities law violation), law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration; (b) prevents Luciano from exercising his rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees; (c) limits or affects Luciano’s right to challenge the validity of the release and waiver set forth above under the ADEA or the OWBPA; or (d) waives Luciano’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged

#240532573_v8

criminal conduct or alleged sexual harassment on the part of the Company or on the part of the agents or employees of the Company, when Luciano has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. Luciano acknowledges and agrees that by signing this Agreement he is waiving his right to recover any individual relief (including, but not limited to, backpay, front pay, reinstatement, punitive damages, emotional distress damages, economic damages, attorney’s fees, or other legal or equitable relief) in any charge, complaint, arbitration, lawsuit or other proceeding brought by Luciano himself or on Luciano’s behalf by any third party, except for any right Luciano may have to receive a payment from a government agency (and not Releasees) for information provided to the government agency.
6.    Non-Admission of Liability:
Luciano acknowledges and agrees that this Agreement shall not be construed as an admission by the Releasees of any acts or conduct. Luciano and the Company understand, acknowledge and agree that neither this Agreement nor the furnishing of consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission of liability or responsibility by the Releasees for any wrongdoing of any kind, with any wrongdoing being expressly denied herein by the Releasees.
7.    Responsibility for Taxes and Liens, Indemnification:
With the exception of the employer share of any payroll tax applicable to the Separation Amount, it is further understood and agreed that Luciano is exclusively responsible for any and all taxes, penalties, liens and interest, of any kind, that arise from or relate to the Separation Amount, the Employment Agreement, the RSU Agreements, the PSU Agreements, this Agreement and the RSUs and PSUs, including, but not limited to, any and all federal, state or local tax liabilities, penalties and/or interest, section 409A liabilities, penalties, and/or interest and/or any monies that may be owed to any taxing authorities by Luciano, any creditors of Luciano or any other third parties by Luciano, whether pre-existing or attributable to payments made pursuant to the Employment Agreement, the RSU Agreements, the PSU Agreements, this Agreement or any other agreement. Luciano agrees to indemnify, defend and hold harmless the Releasees from and against any and all claims, demands, causes of action, subrogated interests or judgments, asserted, made, brought or recovered by any current or former spouse (ceremonial or at common law), child (born, adopted or adoption by estoppel), any other relative, whether by birth or marriage, any taxing authority or any other third party arising out of or in any manner derivative of the claims released by this Agreement or any of the moneys or other benefits paid or provided to Luciano as a result of the Employment Agreement, the RSU Agreements, the PSU Agreements, this Agreement and the RSUs and PSUs. This indemnification obligation by Luciano includes payment of all damages, fines, penalties, reasonable attorneys’ fees, costs, interest, expenses, and judgments incurred by or on behalf of the Releasees in connection with such claims, demands, subrogated interests, judgments or causes of action. Luciano agrees to indemnify, defend and hold Releasees harmless for any taxes, penalties and interest on any of the payments or other benefits paid or provided to Luciano pursuant to the Employment Agreement, the RSU Agreements, the PSU Agreement, this Agreement and any other agreement and/or and

#240532573_v8

any tax consequences related thereto. The Releasees make no representations or warranties regarding the tax treatment of any amounts to be paid to Luciano pursuant to the Employment Agreement, the RSU Agreements, the PSU Agreements, this Agreement and any other agreement.
8.    Confidentiality of this Agreement:
Luciano represents and warrants that, to date, he has kept this Agreement and all of its terms, negotiations and conditions confidential. Luciano represents and warrants that he has not discussed, disclosed or revealed the Agreement or its terms, directly or indirectly, to the media or to any other person, corporation, or other entity. In addition, Luciano represents and warrants that he has not discussed, disclosed or revealed the Agreement or its terms, directly or indirectly, to any current or former employee of IMXI. Likewise, Luciano agrees to continue to maintain the confidentiality of this Agreement, which means that he shall not, presently or in the future, discuss, disclose or reveal its existence or its terms or conditions to the media or to any other person, corporation or entity except to his financial advisors, attorneys, spouse or registered domestic partner, taxing authorities, or as required by law. In the event any individual to whom Luciano provides information under this provision violates the confidentiality obligations set forth herein, such violation will be imputed to Luciano and he will be deemed to have breached the Agreement. Additionally, Luciano shall not, presently or in the future, discuss, disclose or reveal the Agreement’s existence or its terms or conditions to any employee or former employee of the Company. Nothing in this Paragraph 8 shall preclude Luciano from filing any charges or participating in investigations as discussed in Paragraph 5 of this Agreement. Nothing herein shall prohibit the Company from disclosing this Agreement as may be required by law, rule or regulation or the rules of The Nasdaq Stock Market.
9.    Non-Disparagement:
Luciano further agrees to refrain from criticizing or disparaging the Releasees. The Company agrees that it will instruct its officers and directors not to criticize or disparage Luciano. Nothing in this Paragraph 9 shall preclude Luciano from filing any charges or participating in investigations as discussed in Paragraph 5 of this Agreement.
10.    Voluntary Resignation and Future Employment:
Luciano acknowledges that his separation from the Company was voluntary. Luciano acknowledges, understands and agrees that his departure from the Company was without duress or coercion. Luciano also agrees that he will not make any attempt to obtain employment or reinstatement with the Company or any of its parent entities, affiliated entities, divisions, member entities, related entities, associated or controlled entities, sister entities, subsidiaries, successors and/or assigns (with the Company and any of its parent entities, affiliated entities, divisions, member entities, related entities, associated or controlled entities, sister entities, subsidiaries, successors and/or assigns being collectively referred to herein as the “Corporate Entities”). Luciano understands, acknowledges and agrees that should Luciano (or any third party acting on his behalf) make any attempt to obtain such employment or reinstatement, such attempts may be disregarded and the Corporate Entities will incur no liability. Further, Luciano

#240532573_v8

agrees that he will not accept any employment or reinstatement by any of the Corporate Entities if such employment or reinstatement is offered or awarded. Should Luciano become employed by or reinstated with any of the Corporate Entities at any time for any reason, Luciano acknowledges and agrees that this provision shall provide just cause and a legitimate, non-discriminatory/non- retaliatory business reason for the Corporate Entity(ies) to immediately terminate Luciano’s employment. Luciano consents to the termination of his employment at any time without counsel or liability, should it be determined that he holds employment with any of the Corporate Entities.
11.    Confidentiality and Non-Disclosure:
Luciano acknowledges and agrees that during the course of his employment he was provided and given access to Confidential Information of the Company. Luciano acknowledges and agrees that he has an obligation of confidence and non-disclosure with respect to any and all Confidential Information that he acquired during the course of employment with the Company. “Confidential Information” means an item of information or compilation of information in any form (tangible or intangible) that the Company has not made public or authorized public disclosure of, and that is not readily available to persons outside the Company through proper means. Confidential Information includes, but is not limited to: (a) the Company’s business, pricing, financial, sales, development, and/or marketing plans and/or strategies; (b) information concerning the Company’s customers, agents, payors, payees, vendors, suppliers, contractors, joint ventures, and/or partners, including, but not limited to, prices, terms, margins, lists, preferences, strengths and/or weaknesses, contact information, requirements, the identity of contact persons, discounts, costs, sales information, projections, financial information, analysis, needs, contract terms and/or banking information; (c) the Company’s financial information, analysis, data, plans and/or strategies, including, but not limited to, the Company’s past, present, or future financial condition, performance, costs, projections, pricing, contract terms with customers and/or agents, discounts and/or analysis; (d) the Company’s business plans strategies and/or analysis; (e) confidential human resource information, including, but not limited to, employee strengths and weaknesses, performance information and/or compensation information; (f) the Company’s processes, improvements, methods, techniques, data retention methodologies, indices, formulas, know-how, plans, inventions, research and development, innovations, developments, patent information, copyright information and/or ideas; (g) the Company’s operational data, information, plans and/or strategies; (h) information from third parties held by the Company in confidence; (i) information concerning or relating to the Company’s vendors, customers, agents, payors, payees, clients contractors, partners, and/or joint ventures that is not known to the public; (j) the Company’s business projections, expansion plans, sales goals, quotas, hiring plans; (k) the Company’s business development plans, strategies, and/or information; and/or (l) the Company’s trade secrets, as defined by law. Luciano acknowledges and agrees that items of Confidential Information are the Company’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company. Luciano agrees to keep all Confidential Information in strict confidence. Luciano agrees that he will not directly or indirectly use or disclose Confidential Information for any purpose, unless otherwise compelled by law. Luciano agrees that he will not disclose

#240532573_v8

Confidential Information to the public on the internet or in any other media or form of communication without advanced written authorization to engage in such disclosure by an authorized representative of the Company. Luciano agrees that he will not accept or become employed or retained in any capacity whatsoever by any person or entity where such employment or other capacity requires his to directly or indirectly disclose, rely upon or use Confidential Information, or where such employment or other capacity will, or may cause or reasonably lead to, the inevitable, necessary or effective disclosure or use of Confidential Information whether through express, implicit, indirect, intentional or unintentional means. Nothing in this Paragraph 11 shall be deemed to prevent or preclude Luciano from using his own personal business acumen, skills or individually-developed, non-proprietary materials. Furthermore, nothing in this Agreement prohibits Luciano from reporting an event that Luciano reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the SEC, EEOC, or Department of Labor), from communicating directly with the staff of the SEC about a possible securities law violation, or from cooperating in an investigation conducted by such a government agency.
12.    Restrictive Covenants:
The Company and Luciano acknowledge and agree that the provisions above, standing alone, are insufficient to protect the Company’s legitimate business interests since some activities would, unavoidably and by their nature, compromise the Confidential Information (regardless of intent) of the Company; jeopardize the Company’s competitive advantage and/or cause irreparable harm to the Company and/or its business relationships and/or their goodwill. In consideration of the mutual promises and obligations under this Agreement and the Employment Agreement, the sufficiency of which is hereby acknowledged by Luciano and the Company, Luciano and the Company hereby agree to the survival and continued enforcement of the “Executive Covenants” delineated in Article V of the Employment Agreement; provided however, that the Company agrees to a limited modification of the Executive Covenants as described herein:
Section 5.04(b) of the Employment Agreement is hereby amended and restated as follows: The terms “Competitive Business” and “Tier II Business” shall mean any of the following businesses: Western Union, Money Gram, Viamericas, RIA, Intercambio, Dolex/Barri, Sigue, Remitly or Maxitransfers.
13.    Equitable Remedies/Attorney’s Fees/Non Waiver:
(a)    Luciano acknowledges and agrees that the restrictions set forth in Paragraph 11 and Paragraph 12 (and its subparts) of this Agreement are reasonable and valid in temporal scope and in all other respects. Luciano acknowledges and agrees that the restrictions contained in Paragraph 11 and Paragraph 12 (and its subparts) of this Agreement are necessary to protect Confidential Information, and to protect the business relationships and goodwill of the Company and are considered to be reasonable for such purposes. Luciano agrees that any breach of Paragraph 11 or Paragraph 12 (or its subparts) of this Agreement is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, Luciano agrees that the Company, in addition to such other

#240532573_v8

remedies which may be available, shall have the right to obtain injunctive relief and/or a temporary restraining order from a court of equity restraining such a breach or threatened breach and the right to specific performance, with One Thousand Dollars ($1,000.00) being the agreed-upon amount of bond (if any) that must be posted to secure such relief.
(b)    Luciano acknowledges and agrees that in the event the Company prevails in any claim, dispute or action arising out of, concerning or relating to this Agreement, including, but not limited to, an action by the Company to enforce the terms of this Agreement, the Company shall be entitled to collect, and Luciano shall be obligated to pay, any and all reasonable costs, expenses and attorneys’ fees incurred by the Company in connection with such a claim, dispute or action, as well as any costs, expenses and attorneys’ fees arising from or relating to the collection of any judgments in the Company’s favor arising out of or relating to this Agreement.
(c)    The Company’s waiver of any breach of any provision of this Agreement by Luciano shall not operate or be construed as a waiver of any subsequent breach by Luciano.
14.    Governing Law/Venue:
This Agreement will be interpreted and enforced in accordance with the laws of the State of Florida without regard to its conflict of law provisions or the conflict of law provisions of any other jurisdiction which would cause the application of any law other than that of the State of Florida. Each Party irrevocably agrees that any claim, legal action, suit or proceeding arising out of, relating to or in connection with: (a) this Agreement; (b) Luciano’s employment with the Company;; (c) the Employment Agreement, (d) the transactions contemplated by this Agreement; and/or (e) Luciano’s relationship with IMXI, shall be brought exclusively in the United States District Court for the Southern District of Florida and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, relating to or in connection with Luciano’s employment with the Company, Luciano’s separation from employment, the Employment Agreement, the RSU Agreements, the PSU Agreements or this Agreement.
15.    Additional Terms:
(a)    The Company shall have the right to assign this Agreement at its sole election without the need for further notice to or consent by Luciano. Luciano acknowledges and agrees that his promises, obligations, covenants, warranties and representations under this Agreement shall remain binding upon him upon any assignment by the Company, including, without limitation, by asset assignment, equity or stock sale, merger, consolidation or other corporate reorganization or transaction. Luciano understands, acknowledges and agrees that all of Luciano’s promises, obligations, covenants, warranties and representations under this Agreement, as well as the rights of the Company under this Agreement, shall run in favor of and shall be enforceable by, IMXI its subsidiaries, affiliates, successors and/or assigns. Luciano further acknowledges and agrees that Luciano’s rights hereunder are personal and may not be assigned or transferred. The Parties understand and agree that this document may be used: (i) as

#240532573_v8

defense to any lawsuit, claim, legal proceeding or action, (ii) as evidence in a subsequent proceeding to enforce the terms of this Agreement, or (iii) as evidence in a subsequent legal proceeding in which the Company or Luciano allege a breach of this Agreement.
(b)    Luciano agrees to return, on or no more than one business day after the Separation Date, all, computer hardware, computer software, files, papers, phones, cellular devices, memoranda, correspondence, customer lists, documents, financial data, Confidential Information, business development information, pricing information, customer information, sales information, agent information, payor information, payee information, credit cards, keys, tape recordings, pictures, security access cards, electronically stored information and any other items of any nature which were or are the property of IMXI (collectively, “Company Property”). Luciano agrees that he shall not retain any copies, in any format (electronic, hard copy or otherwise), of any Company Property.
(c)    Luciano agrees to cooperate with the Company regarding any pending or subsequently filed litigation, claims or other disputes, regulatory matters and governmental investigations involving the Releasees that relate to matters within the knowledge or responsibility of Luciano. Without limiting the foregoing, Luciano agrees: (i) to meet with the Company’s representatives, their counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; (iii) to provide the Company prompt notice of contact by any adverse party or such adverse party’s representative, except as may be prohibited by law; (iv) to provide prompt notice to the Company of Luciano’s receipt of any subpoena, discovery request or other information request relating to the Company or any of the other Releasees; and (v) that before he responds to any subpoena, discovery request or other information request relating to the Company or any of the other Releasees, Luciano will provide copies of the subpoena, discovery request or information request to the Company and afford the Company or any of the other Releasees an opportunity to object or to otherwise respond. The Company will reimburse Luciano for reasonable expenses in connection with the cooperation described in this Paragraph 15(c), but not including any of Luciano’s attorneys’ fees, costs or expenses, which Luciano agrees shall be borne solely by him. The Parties agree that this Paragraph 15(c) does not apply to claims, lawsuits or litigation between Luciano, on the one hand, and the Company, any of the other Releasees, on the other.
(d)    Luciano represents and warrants that, prior to signing this Agreement, he has not: (i) engaged in any conduct that is contrary to the terms of the Employment Agreement, including, but not limited to the provisions set forth in Article V of the Employment Agreement; (ii) engaged in any conduct contrary to the terms set forth in Paragraph 11 or Paragraph 12 (and its subparts) of this Agreement; (iii) directly or indirectly used, misappropriated or disclosed, for his own benefit or the benefit of any third party, any Confidential Information or any other Company Property. The Parties acknowledge and agree that the representations and warranties by Luciano set forth in this Paragraph 15(d) are material and serve as an inducement to the Company to enter into this Agreement.

#240532573_v8

(e)    Luciano acknowledges and agrees that the last day of his employment shall be the Separation Date and that his employment ended on the Separation Date. Luciano acknowledges and agrees that his employment relationship with IMXI terminated on the Separation Date.
(f)    Luciano acknowledges, understands and agrees that he has resigned all positions and roles that he held with the Company and/or any of the other Corporate Entities, including any board positions, committee positions, and/or officer positions. Luciano acknowledges, understands and agrees that his resignation from all positions and roles that he held with the Company and/or any of the other Corporate Entities was effective as of the Notification Date.
16.    Construction of Agreement:
The provisions of this Agreement have been negotiated jointly and there shall be no presumption of construction against either Party. If a court of competent jurisdiction declares that any provision or term of this Agreement is void or invalid, only the specific term, condition, clause, or provision that is determined to be void or invalid shall be stricken from the Agreement and it shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. Provided, however, if a court determines that any of the terms set forth in Paragraph 11 or Paragraph 12 (or its subparts) of this Agreement cannot be enforced as written, the Parties agree that a court shall enforce the restrictions to such lesser extent as is allowed by law and/or reform the part of the restriction to make it enforceable. The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
17.    Entire Agreement:
This Agreement embodies the entire agreement of the Parties hereto relating to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the Parties hereto. Luciano and IMXI acknowledge, understand and agree that any prior agreements (whether written or oral) between or directly involving Luciano, on the one hand, and IMXI, on the other, are superseded by this Agreement and are hereby null and void, except as otherwise expressly provided herein, including but not limited to the survival of the Restrictive Covenants contained in the Employment Agreement. Notwithstanding Luciano’s confidentiality and non-disclosure obligations in this Agreement and otherwise, Luciano understands that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public, and (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document that contains the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

#240532573_v8

18.    Important Notice:
Luciano acknowledges and agrees that he has carefully read this Agreement and that he understands all of its terms including the full and final release of claims set forth above in Paragraph 4 hereof. Luciano acknowledges, agrees and understands that he is releasing all claims of discrimination relating to his age, including, without limitation, claims under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA). Luciano further acknowledges and agrees: (1) that he has, voluntarily and without duress or coercion, entered into this Agreement; (2) that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement; (3) that the only consideration for signing this Agreement is set forth herein; (4) that the consideration received for executing this Agreement is good and sufficient consideration, greater than that to which Luciano may otherwise be entitled; (5) that this Agreement advises, encourages, and gives him the opportunity to consult with an attorney before signing this Agreement; (6) that he is hereby advised to consult with an attorney prior to signing this Agreement; (7) that he has been given a reasonable opportunity to review and ask questions about this Agreement, the Employment Agreement, the RSU Agreement and the PSU Agreement before signing this Agreement; (8) that he has not been asked by IMXI to shorten his time-period for consideration of whether to sign this Agreement; (9) that IMXI has not threatened to withdraw or alter the benefits due to Luciano prior to the expiration of the twenty-one (21) day consideration period; and (10) that IMXI has not provided different terms to Luciano because he decided to sign this Agreement, prior to the expiration of the twenty-one (21) day consideration period.
This Agreement must be delivered to Andras Bende, CFO, IMXI, 9480 South Dixie Highway, Miami, Florida 33156, abende@intermexusa.com on March 8, 2024 no later than 5:00 p.m. Eastern Standard Time. In addition, Luciano acknowledges, agrees and understands that he has been given at least twenty-one (21) calendar days to review and consider the Agreement and that if he signs this Agreement before twenty-one (21) calendar days have passed, he does so of his own free choice. Luciano and the Company further understand, agree and acknowledge that any changes made to this Agreement, whether material or immaterial, do not restart the twenty-one (21) calendar day consideration period.
Further, Luciano acknowledges, agrees and understands that he has a period of seven (7) calendar days, beginning on the day in which he signs this Agreement (the “Revocation Period”), during which he may revoke this Agreement by submitting a written statement to that effect to Andras Bende, CFO, IMXI, 9480 South Dixie Highway, Miami, Florida 33156, abende@intermexusa.com. Luciano acknowledges, understands and agrees that to be effective, this written revocation must be delivered to Mr. Bende before the 8th calendar day following the date on which he signs this Agreement. Luciano acknowledges, understands and agrees that this Agreement will become effective and binding immediately upon the 8th calendar day following the date Luciano signs the Agreement (the “Effective Date”), provided he does not revoke it within the Revocation Period.
Luciano acknowledges, understands and agrees that the Company’s obligation to provide the Separation Amount set forth in Paragraph 1, IMXI’s obligations under Paragraph 2, as well

#240532573_v8

as IMXI’s remaining obligations under this Agreement are contingent upon his signing this Agreement in wet ink, returning the Agreement to the Company and the expiration of the Revocation Period without Luciano revoking the Agreement. Luciano acknowledges, understands and agrees that should he revoke this Agreement within the Revocation Period he will not be eligible for or entitled to any of the benefits under this Agreement, including, but not limited to, the Separation Amount or the other Additional Benefits set forth in Paragraph 3 of this Agreement or any other benefits under this Agreement.
LUCIANO ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW LUCIANO IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN PARAGRAPH 3 OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. LUCIANO ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED, COERCED, SUBJECTED TO DURESS OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND HE AGREES TO ALL OF ITS TERMS VOLUNTARILY. LUCIANO ACKNOWLEDGES THAT HE HAS BEEN GIVEN A REASONABLE OPPORTUNITY TO ASK QUESTIONS REGARDING THIS AGREEMENT.
IN WITNESS WHEREOF, the individuals set forth below hereby do execute this Confidential Separation Agreement, Release and Covenant    Not to Sue.
/s/ Ernesto Luciano
Ernesto Luciano
Date: 3/5/2024
INTERNATIONAL MONEY EXPRESS, INC.
By:    /s/ Beth Erickson
Name:    Beth Erickson
Title:    CHRO
Date:    3/5/2024

#240532573_v8

Ratification of Release – to be signed on the Separation Date:
Luciano acknowledges agrees that as of the Separation Date, no claims against the Company or any of the Releasees have arisen, and that the General Release and Covenant Not to Sue contained in Section 4 of this Agreement is effective as of the Separation Date.
/s/ Ernesto Luciano
Ernesto Luciano
Date: 3/5/2024

#240532573_v8